Exhibit 99.1

Atlas Energy Solutions Announces Fourth Quarter and Year End 2025 Results

Austin, TX – February 23, 2026 – Atlas Energy Solutions Inc. (NYSE: AESI) (“Atlas” or the “Company”) today reported financial and operating results for the fourth quarter and fiscal year ended December 31, 2025.

Year End 2025 Financial Highlights and Operational Updates

•
Revenue of $1.1 billion, net loss of ($50.3) million and Adjusted EBITDA(1) of $221.7 million for the year ended December 31, 2025
•
Total volumes of 21.6 million tons for the year ended December 31, 2025
•
Total Dune Express shipments of 5.9 million tons for year ended December 31, 2025
•
Fourth quarter 2025 revenue of $249.4 million, net loss of ($22.2) million and Adjusted EBITDA(1) of $36.7 million
•
Fourth quarter 2025 volumes of 5.3 million tons
•
Actively evaluating a robust power opportunity set representing more than 2 GW of potential opportunities
•
Targeting approximately 500 MWs of power generation capacity deployed in 2027

Financial Summary

.	Year Ended
	December 31, 2025	December 31, 2024	December 31, 2023
	(in thousands, except percentages)
Revenue	$1,095,310	$1,055,957	$613,960
Net income (loss)	$(50,304)	$59,944	$226,493
Net Income (loss) Margin	(5%)	6%	37%
Adjusted EBITDA (1)	$221,680	$288,902	$329,655
Adjusted EBITDA Margin (1)	20%	27%	54%
Net cash provided by operating activities	$117,346	$256,460	$299,027
Adjusted Free Cash Flow (1)	$152,005	$250,480	$291,131
Adjusted Free Cash Flow Margin (1)	14%	24%	47%

(1)
Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow and Adjusted Free Cash Flow Margin are non-GAAP financials measures. See Non-GAAP Financial Measures for a discussion of these measures and a reconciliation of these measures to our most directly comparable financial measures calculated and presented in accordance with GAAP.

John Turner, President & CEO, commented, “Our fourth quarter results exceeded our initial expectations primarily driven by stronger volumes relative to what we anticipated going into the holiday season. The seasonality we typically see at the end of the year was particularly muted as customers took minimal time off around the holidays. Despite challenging market conditions, we believe the team’s commercial efforts should allow Atlas to grow volumes in 2026. Leaning on our cost-advantaged mines and logistics network, we were able to increase our share of current customers’ sand procurement spend while also adding some key new customers relationships that we expect to grow in scale over the course of 2026 and beyond.

The quarter was highlighted by the highest levels of utilization for the Dune Express we have seen to date as customers in the Delaware Basin are beginning to realize the efficiency and reliability improvements the system generates in their logistics supply chains. We expect this to foreshadow the system’s utilization during 2026.

In November, we announced the order of 240 MWs of power generation equipment, accelerating our evolution into a leading provider of behind-the-meter long-term power solutions across a broad range of domestic industries – from energy to data centers and manufacturing. Our pipeline of opportunities continues to expand, and we are targeting more than 500 MWs deployed across our fleet in 2027 with substantial additional growth potential as we secure larger-scale projects and build on initial orders.”

Bud Brigham, Executive Chairman, said, “The growth case for Atlas is as exciting as it has ever been in my opinion. While waiting for Permian activity to recover, Atlas has an opportunity to redefine our cash flow and future with long-term behind-the-meter power contracts. I could not be more excited about the future of Atlas.”

Year End 2025 Financial Results

Total revenue for the year ended December 31, 2025 increased $39.4 million, or 3.7% when compared to the year ended December 31, 2024, to $1.1 billion. Product revenue decreased $37.4 million, or (7.3%) when compared to the prior year, to $478.0 million. Service revenue increased by $18.3 million, or 3.4% when compared to the prior year, to $558.8 million. Rental revenue for the year ended December 31, 2025 was $58.5 million.

Cost of sales (excluding depreciation, depletion and accretion expense) (“cost of sales”) for the year ended December 31, 2025 increased by $59.3 million, or 8.2% when compared to the prior year, to $784.5 million.

Selling, general and administrative expenses (“SG&A”) for the year ended December 31, 2025 increased by $32.6 million, or 30.7% when compared to the prior year, to $138.8 million. Included within our SG&A is $33.2 million in stock-based compensation, $2.7 million in other non-recurring costs and $7.0 million in other acquisition related costs.

Net income (loss) for the year ended December 31, 2025 was $(50.3) million, and Adjusted EBITDA for the year ended December 31, 2025 was $221.7 million.

Fourth Quarter 2025 Financial Results

Fourth quarter 2025 total revenue declined $10.2 million, or (3.9%) when compared to the third quarter of 2025, to $249.4 million. Product revenue declined by $1.6 million, or (1.5%) when compared to the third quarter of 2025, to $105.2 million. Fourth quarter 2025 product revenue volumes were 5.3 million tons, flat sequentially when compared to the levels in the third quarter of 2025. Service revenue declined $9.6 million, or (7.1%) when compared to the third quarter of 2025, to $126.1 million. Fourth quarter 2025 rental revenue increased $1.0 million, or 5.8% when compared to third quarter of 2025, to $18.1 million.

Fourth quarter 2025 cost of sales decreased by $7.9 million, or (4.0%) when compared to the third quarter of 2025, to $187.3 million. Cost of sales consisted of $60.6 million of plant operating costs, $115.2 million related to service costs, $7.0 million related to rental costs and $4.5 million in royalties.

SG&A for the fourth quarter of 2025 decreased by $2.6 million, or (7.2%) when compared to the third quarter of 2025, to $33.7 million.

Net (loss) for the fourth quarter of 2025 was ($22.2) million, and Adjusted EBITDA for the fourth quarter of 2025 was $36.7 million.

Liquidity, Capital Expenditures and Other

As of December 31, 2025, the Company’s total liquidity was $108.5 million, which was comprised of $40.6 million in cash and cash equivalents, and $67.9 million of availability under the Company’s 2023 ABL Credit Facility.

Future Guidance

The Company is providing financial guidance for the first quarter of 2026. Guidance is based on current outlook and plans and is subject to a number of known and unknown uncertainties and risks and constitutes a “forward-looking statement” within the meaning of Section 21E of the Securities Exchange Act of 1934 as further described under the Cautionary Statement below. Actual results may differ materially from the guidance set forth below.

For the first quarter of 2026, EBITDA is expected to be flat with fourth quarter results due to lower realized sand pricing and the impact of severe winter weather in January, which negatively impacted EBITDA generation by approximately $6 million, offsetting improved volumes in sand and logistics and increased contribution from the Power business.

Conference Call Information

The Company will host a conference call to discuss financial and operational results on February 24, 2026 at 9:00am Central Time (10:00am Eastern Time). Individuals wishing to participate in the conference call should dial (877) 407-4133. A live webcast will be available at https://ir.atlas.energy/. Please access the webcast or dial in for the call at least 10 minutes ahead of the start time to ensure a proper connection. An archived version of the conference call will be available on the Company’s website shortly after the conclusion of the call.

The Company will post an updated video titled "Atlas Growth Projects Update February 2026,” at https://ir.atlas.energy/ in the "Overview” tab on the Company’s Investor Relations webpage prior to the conference call.

About Atlas Energy Solutions

Atlas Energy Solutions Inc. (NYSE: AESI) is a leading solutions provider to the energy industry. Atlas’s portfolio of offerings includes oilfield logistics, distributed power systems, and the largest proppant supply network in the Permian Basin. With a focus on leveraging technology, automation, and remote operations to enhance efficiencies, Atlas is centered on a core mission of improving human access to the hydrocarbons that power our lives and, by doing so, maximizing value creation for our shareholders.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Statements that are predictive or prospective in nature, that depend upon or refer to future events or conditions or that include the words “may,” “assume,” “forecast,” “position,” “strategy,” “potential,” “continue,” “could,” “will,” “plan,” “project,” “budget,” “predict,” “pursue,” “target,” “seek,” “objective,” “believe,” “expect,” “anticipate,” “intend,” “estimate” and other expressions that are predictions of or indicate future events and trends and that do not relate to historical matters identify forward-looking statements. Examples of forward-looking statements include, but are not limited to statements regarding:, expectations regarding the leverage profile and expectations of Atlas, our plans and expectations regarding our stock repurchase program; expected expansion and growth opportunities in Atlas’s power business, including our ability to enter into the behind-the-meter, long-term power segment, our business strategy, industry, future operations and profitability, expected capital expenditures and the impact of such expenditures on our performance, statements about our financial position, production, revenues and losses, our capital programs, management changes, current and potential future long-term contracts and our future business and financial performance.

Although forward-looking statements reflect our good faith beliefs at the time they are made, we caution you that these forward-looking statements are subject to a number of risks and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks include but are not limited to: limitations on our financial flexibility due to our existing and any future indebtedness; our ability to successfully execute our share repurchase program or implement future share repurchase programs; higher than expected costs to operate our proppant production and processing facilities or the Dune Express; the volume of proppant we are able to sell and our ability to enter into supply contracts for our proppant on acceptable terms; the prices we are able to charge, and the margins we are able to realize, from our sales of proppant, logistics services, or mobile power generation; the demand for and price of proppant and power generation, particularly in the Permian Basin; the domestic and foreign supply of and demand for oil and natural gas; the effects of actions by, or disputes among or between, members of OPEC+ with respect to production levels or other matters related to the prices of oil and natural gas; customer concentration, the potential for future consolidation amongst current or potential customers and the possibility that customers may not continue to outsource their power system needs, which could affect demand for our products and services, especially in the power generation industry; inability of our customers to take delivery; any planned or future expansion projects or capital expenditures; inaccuracies in estimates of volumes and qualities of our frac sand reserves; volatility in political, legal and regulatory environments; and other factors discussed or referenced in our filings made from time to time with the U.S. Securities and Exchange Commission (“SEC”), including those discussed under the heading “Risk Factors” in our Annual Report on Form 10-K, filed with the SEC on February 25, 2025, and Quarterly Reports on Form 10-Q, filed with the SEC on May 6, 2025, August 5, 2025 and November 4, 2025, respectively, and any subsequently filed Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Investor Contact

Kyle Turlington

5918 W Courtyard Drive, Suite #500
Austin, Texas 78730
United States
T: 512-220-1200
IR@atlas.energy

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Income

(in thousands, except per share data)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2023
	(unaudited)	(unaudited)	(unaudited)
Product revenue	$105,173	$106,839	$128,445	$477,985	$515,434	$468,119
Service revenue	126,167	135,643	142,893	558,774	540,523	145,841
Rental revenue	18,090	17,131	—	58,551	—	—
Total revenue	249,430	259,613	271,338	1,095,310	1,055,957	613,960
Cost of sales (excluding depreciation, depletion and accretion expense)	187,298	195,230	190,967	784,495	725,196	260,396
Depreciation, depletion and accretion expense	41,896	40,619	30,476	160,148	98,747	39,798
Gross profit	20,236	23,764	49,895	150,667	232,014	313,766
Selling, general and administrative expense (including stock and unit-based compensation expense of $9,075, $9,344, $6,420, $33,227, $22,381 and $7,409, respectively.)	33,724	36,322	25,511	138,829	106,223	48,608
Credit loss expense	571	97	—	4,778	25	28
Amortization expense of acquired intangible assets	6,414	5,883	3,743	23,547	12,316	—
Change in fair value of contingent consideration	(3,360)	—	—	(3,360)	—	—
Loss on disposal of assets	—	—	—	—	19,672	—
Insurance recovery (gain)	(2,217)	—	(10,098)	(2,217)	(20,098)	—
Operating income (loss)	(14,896)	(18,538)	30,739	(10,910)	113,876	265,130
Interest (expense), net	(16,110)	(15,010)	(12,018)	(57,996)	(38,647)	(7,689)
Other income, net	101	(3)	101	727	551	430
Income (loss) before income taxes	(30,905)	(33,551)	18,822	(68,179)	75,780	257,871
Income tax expense (benefit)	(8,661)	(9,830)	4,420	(17,875)	15,836	31,378
Net income (loss)	$(22,244)	$(23,721)	$14,402	$(50,304)	$59,944	$226,493
Net income (loss) per common share
Basic	$(0.18)	$(0.19)	$0.13	$(0.41)	$0.55	$1.50
Diluted	$(0.18)	$(0.19)	$0.13	$(0.41)	$0.55	$1.48
Weighted average common shares outstanding
Basic	124,019	123,737	110,216	122,435	108,235	70,450
Diluted	124,019	123,737	111,262	122,435	109,176	71,035

Atlas Energy Solutions Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2023
	(unaudited)	(unaudited)	(unaudited)
Operating activities:
Net income (loss)	$(22,244)	$(23,721)	$14,402	$(50,304)	$59,944	$226,493
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion and accretion expense	43,430	42,048	31,342	165,459	102,207	41,634
Amortization expense of acquired intangible assets	6,414	5,883	3,743	23,547	12,316	—
Amortization of debt discount	1,781	1,423	1,038	5,712	3,573	761
Amortization of deferred financing costs	102	98	117	403	435	337
Change in fair value of contingent consideration	(3,360)	—	—	(3,360)	—	—
Loss on disposal of assets	—	—	—	—	19,672	—
Stock-based compensation	9,075	9,344	6,420	33,227	22,381	7,409
Deferred income tax	(6,665)	(9,207)	4,569	(17,495)	15,002	29,201
Credit loss expense	571	97	—	4,778	25	28
Other	2,301	126	62	2,197	(1,618)	111
Changes in operating assets and liabilities:	(27,698)	6,356	9,160	(46,818)	22,523	(6,947)
Net cash provided by operating activities	3,707	32,447	70,853	117,346	256,460	299,027

Investing activities:
Purchases of property, plant and equipment	(21,808)	(33,806)	(76,431)	(148,271)	(373,983)	(365,486)
Acquisition, net of cash acquired	—	(22,658)	(11,192)	(204,169)	(153,425)	—
Proceeds from insurance recovery	2,217	—	4,700	7,615	14,700	—
Net cash used in investing activities	(19,591)	(56,464)	(82,923)	(344,825)	(512,708)	(365,486)

Financing Activities:
Proceeds from equity offering, net of issuance costs	—	—	—	253,070	—	—
Proceeds from term loan borrowing	(2,000)	—	20,000	186,805	168,500	—
Proceeds from ABL credit facility	25,000	25,000	20,000	50,000	70,000	—
Principal payments on term loan borrowings	(3,259)	(4,725)	(4,452)	(17,461)	(14,383)	(16,573)
Payment on ABL credit facility	—	—	—	(70,000)	—	—
Payment on Deferred Cash Consideration Note	—	—	—	(101,252)	—	—
Issuance costs associated with debt financing	(135)	—	(6)	(281)	(1,189)	(4,397)
Payments under finance leases	(1,340)	(941)	(851)	(3,972)	(2,625)	(2,001)
Repayment of equipment finance notes	(1,804)	(1,607)	(1,036)	(5,475)	(3,563)	—
Dividends	—	(30,940)	(26,451)	(92,281)	(96,895)	(62,163)
Taxes withheld on vesting RSUs	(1,295)	(230)	(2,067)	(2,546)	(2,067)	—
Repurchases of Common Stock under share repurchase program	—	—	—	(200)	—	—
Prepayment fee on 2021 Term Loan Credit Facility	—	—	—	—	—	(2,649)
Net proceeds from IPO	—	—	—	—	—	303,426
Payment of offering costs	—	—	—	—	—	(6,020)
Member distributions prior to IPO	—	—	—	—	—	(15,000)
Net cash provided by (used in) financing activities	15,167	(13,443)	5,137	196,407	117,778	194,623
Net decrease in cash and cash equivalents	(717)	(37,460)	(6,933)	(31,072)	(138,470)	128,164
Cash and cash equivalents, beginning of period	41,349	78,809	78,637	71,704	210,174	82,010
Cash and cash equivalents, end of period	$40,632	$41,349	$71,704	$40,632	$71,704	$210,174

Atlas Energy Solutions Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	December 31, 2025	December 31, 2024

Assets
Current assets:
Cash and cash equivalents	$40,632	$71,704
Accounts receivable, including related parties, net	180,783	165,967
Inventories, prepaid expenses and other current assets	86,099	51,747
Total current assets	307,514	289,418
Property, plant and equipment, net	1,540,813	1,486,246
Right-of-use assets	43,783	18,666
Goodwill	152,903	68,999
Intangible assets	182,238	105,867
Other long-term assets	1,177	3,456
Total assets	$2,228,428	$1,972,652
Liabilities and stockholders' equity
Current liabilities:
Accounts payable, including related parties	69,203	119,244
Accrued liabilities and other current liabilities	101,180	80,085
Current portion of long-term debt	40,681	43,736
Total current liabilities	211,064	243,065
Long-term debt, net of discount and deferred financing costs	538,240	466,989
Deferred tax liabilities	221,622	206,872
Other long-term liabilities	48,578	19,170
Total liabilities	1,019,504	936,096
Total stockholders' and members' equity	1,208,924	1,036,556
Total liabilities and stockholders’ equity	$2,228,428	$1,972,652

Non-GAAP Financial Measures

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures are non-GAAP supplemental financial measures used by our management and by external users of our financial statements such as investors, research analysts and others, in the case of Adjusted EBITDA, to assess our consolidated operating performance on a consistent basis across periods by removing the effects of development activities, provide views on capital resources available to organically fund growth projects and, in the case of Adjusted Free Cash Flow, assess the financial performance of our assets and their ability to sustain dividends or reinvest to organically fund growth projects over the long term without regard to financing methods, capital structure, or historical cost basis.

These measures do not represent and should not be considered alternatives to, or more meaningful than, net income, income from operations, net cash provided by operating activities or any other measure of financial performance presented in accordance with GAAP as measures of our financial performance. Adjusted EBITDA and Adjusted Free Cash Flow have important limitations as analytical tools because they exclude some but not all items that affect net income, the most directly comparable GAAP financial measure. Our computation of Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted Free Cash Flow, Adjusted Free Cash Flow Margin, Adjusted Free Cash Flow Conversion and Maintenance Capital Expenditures may differ from computations of similarly titled measures of other companies.

Non-GAAP Measure Definitions:

•
We define Adjusted EBITDA as net income before depreciation, depletion and accretion expense, amortization expense of acquired intangible assets, interest expense, income tax expense, stock and unit-based compensation, loss on extinguishment of debt, loss on disposal of assets, insurance recovery (gain), unrealized commodity derivative gain (loss), other acquisition related costs, and other non-recurring costs. Management believes Adjusted EBITDA is useful because it allows management to more effectively evaluate the Company’s consolidated operating performance and compare the results of its operations from period to period and against our peers without regard to financing method or capital structure. We exclude the items listed above from net income in arriving at Adjusted EBITDA because these amounts can vary substantially from company to company within our industry depending upon accounting methods and book values of assets, capital structures and the method by which the assets were acquired. Certain prior period non-recurring costs of goods sold are now included as an add-back to adjusted EBITDA in order to conform to the current period presentation and to more accurately describe the Company’s consolidated operating performance and results period-over-period.
•
We define Adjusted EBITDA Margin as Adjusted EBITDA divided by total revenue.
•
We define Adjusted Free Cash Flow as Adjusted EBITDA less Maintenance Capital Expenditures. Management believes that Adjusted Free Cash Flow is useful to investors as it provides a measure of the ability of our business to generate cash.
•
We define Adjusted Free Cash Flow Margin as Adjusted Free Cash Flow divided by total revenue.
•
We define Adjusted Free Cash Flow Conversion as Adjusted Free Cash Flow divided by Adjusted EBITDA.
•
We define Maintenance Capital Expenditures as capital expenditures excluding growth capital expenditures, reconstruction of previously incurred growth capital expenditures, equipment assets acquired through debt, and asset retirement obligations. Certain prior period equipment assets acquired through debt and asset retirement obligations have been removed from capital expenditures in order to conform to the current period presentation and to more accurately describe the Company’s consolidated operating performance and results period-over-period.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted EBITDA and Adjusted Free Cash Flow to Net Income

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2023
Net income (loss)	$(22,244)	$(23,721)	$14,402	$(50,304)	$59,944	$226,493
Depreciation, depletion and accretion expense	43,430	42,048	31,342	165,459	102,207	41,634
Amortization expense of acquired intangible assets	6,414	5,883	3,743	23,547	12,316	—
Interest expense	16,214	15,155	12,257	59,370	43,078	17,452
Income tax expense (benefit)	(8,661)	(9,830)	4,420	(17,875)	15,836	31,378
EBITDA	$35,153	$29,535	$66,164	$180,197	$233,381	$316,957
Stock and unit-based compensation	9,075	9,344	6,420	33,227	22,381	7,409
Loss on disposal of assets (1)	—	—	—	—	19,672	—
Insurance recovery (gain) (2)	(2,217)	—	(10,098)	(2,217)	(20,098)	—
Other non-recurring costs (3)	1,048	638	—	6,833	14,335	4,838
Other acquisition related costs (4)	(6,315)	669	750	3,640	19,231	451
Adjusted EBITDA	$36,744	$40,186	$63,236	$221,680	$288,902	$329,655
Maintenance Capital Expenditures (5)	$14,351	$18,202	$16,162	$69,675	$38,422	$38,524
Adjusted Free Cash Flow	$22,393	$21,984	$47,074	$152,005	$250,480	$291,131

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Adjusted Free Cash Flow to Net Cash Provided by Operating Activities

(unaudited, in thousands, except percentages)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2023
Net cash provided by operating activities	$3,707	$32,447	$70,853	$117,346	$256,460	$299,027
Current income tax expense (benefit) (5)	(1,996)	(623)	(149)	(380)	834	2,177
Change in operating assets and liabilities	27,698	(6,356)	(9,160)	46,818	(22,523)	6,947
Cash interest expense (5)	14,331	13,634	11,102	53,255	39,070	16,354
Maintenance capital expenditures (5)	(14,351)	(18,202)	(16,162)	(69,675)	(38,422)	(38,524)
Credit loss expense	(571)	(97)	—	(4,778)	(25)	(28)
Change in fair value of contingent consideration	3,360	—	—	3,360	—	—
Other non-recurring costs (3)	1,048	638	—	6,833	14,335	4,838
Other acquisition related costs (4)	(6,315)	669	750	3,640	19,231	451
Insurance recovery (gain) (2)	(2,217)	—	(10,098)	(2,217)	(20,098)	—
Other	(2,301)	(126)	(62)	(2,197)	1,618	(111)
Adjusted Free Cash Flow	$22,393	$21,984	$47,074	$152,005	$250,480	$291,131
Adjusted EBITDA Margin	15%	15%	23%	20%	27%	54%
Adjusted Free Cash Flow Margin	9%	8%	17%	14%	24%	47%
Adjusted Free Cash Flow Conversion	61%	55%	74%	69%	87%	88%

(1)
Represents loss on disposal of one of the Company's dredge mining assets at its Kermit facility and loss on disposal of assets as a result of the fire at one of the Kermit plants that caused damage to the physical condition of the Kermit asset group.
(2)
Represents insurance recovery (gain) related to the dredge mining assets at the Kermit facility and the fire at one of the Kermit plants.
(3)
Other non-recurring costs includes costs incurred during our 2025 Term Loan Credit Facility transaction, credit loss expense due to a dispute with a counterparty, reorganization under a new public holding company, temporary loadout, and other infrequent and unusual costs.
(4)
Represents transactions costs incurred in connection with acquisitions, including fees paid to finance, legal, accounting and other advisors, employee retention and benefit costs, and other operational and corporate costs. Additionally, includes changes in the fair value of the contingent consideration.
(5)
A reconciliation of these items used to calculate Adjusted Free Cash Flow to comparable GAAP measures is included below.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Maintenance Capital Expenditures to Purchase of Property, Plant and Equipment

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2023
Maintenance Capital Expenditures, accrual basis reconciliation:
Purchases of property, plant and equipment	$21,808	$33,806	$76,431	$148,271	$373,983	$365,486
Changes in operating assets and liabilities associated with investing activities, equipment assets acquired through debt, and asset retirement obligations (1)	2,088	4,601	(11,118)	(6,803)	(2,948)	66,132
Less: Equipment assets acquired through debt and asset retirement obligations	(4,422)	(7,955)	772	(21,905)	(7,101)	(45,050)
Less: Growth capital expenditures and reconstruction of previously incurred growth capital expenditures	(5,123)	(12,250)	(49,923)	(49,888)	(325,512)	(348,044)
Maintenance Capital Expenditures, accrual basis	$14,351	$18,202	$16,162	$69,675	$38,422	$38,524
(1)
Positive working capital changes reflect capital expenditures in the current period that will be paid in a future period. Negative working capital changes reflect capital expenditures incurred in a prior period but paid during the period presented. In addition, this amount includes equipment assets acquired through debt and asset retirement obligations.

Atlas Energy Solutions Inc. – Supplemental Information

Reconciliation of Current Income Tax Expense to Income Tax Expense

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2023
Current tax expense reconciliation:
Income tax expense (benefit)	$(8,661)	$(9,830)	$4,420	$(17,875)	$15,836	$31,378
Less: deferred tax expense (benefit)	6,665	9,207	(4,569)	17,495	(15,002)	(29,201)
Current income tax expense (benefit)	$(1,996)	$(623)	$(149)	$(380)	$834	$2,177

Atlas Energy Solutions Inc. – Supplemental Information

Cash Interest Expense to Interest Expense, Net

(unaudited, in thousands)

	Three Months Ended			Year Ended
	December 31, 2025	September 30, 2025	December 31, 2024	December 31, 2025	December 31, 2024	December 31, 2023
Cash interest expense reconciliation:
Interest expense, net	$16,110	$15,010	$12,018	$57,996	$38,647	$7,689
Less: Amortization of debt discount	(1,781)	(1,423)	(1,038)	(5,712)	(3,573)	(761)
Less: Amortization of deferred financing costs	(102)	(98)	(117)	(403)	(435)	(337)
Less: Interest income	104	145	239	1,374	4,431	9,763
Cash interest expense	$14,331	$13,634	$11,102	$53,255	$39,070	$16,354